Exhibit 10.19
LONG-TERM INCENTIVE PLAN AWARD AGREEMENT
TERMS AND CONDITIONS

This Long-Term Incentive Plan Award Agreement is made between you, the Participant, and Sylvamo Corporation, a Delaware corporation (the “Company”), by direction of the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). This award (“Award”) is subject to the provisions of the 2021 Sylvamo Corporation Incentive Compensation Plan (the “Plan”). Terms not defined herein are defined in the Plan. Your acceptance of the Award and the Terms and Conditions described in this Award Agreement will be executed online with Morgan Stanley’s StockPlan Connect.
1.Compliance with Laws and Regulations. It is intended that this Award, and any securities issued pursuant to this Award, will comply with all provisions of federal and applicable state securities laws.
2.Composition of Award. Your award is comprised of either or both (i) Restricted Share Units (“RSUs”) and/or (ii) Performance Share Units (“PSUs”).
(a)Restricted Share Units
i.RSUs are contingently awarded for a specific vesting period (the “Vesting Period”) as reflected on Morgan Stanley StockPlan Connect. RSUs vest on the date specified in StockPlan Connect (the “Vesting Date”). RSUs may not be sold, transferred, pledged or assigned at any time.
ii.Payout of RSUs is contingent upon your continued service with the Company through the Vesting Date.
iii.Dividend equivalent units accrued during the Vesting Period will be reinvested in additional RSUs, which will be allocated to the same Vesting Period and will be subject to the same terms and conditions as the underlying RSUs.
(b)Performance Share Units
i.Performance share units are contingently awarded for a specific three-year performance period (the “Performance Period”) as reflected on Morgan Stanley StockPlan Connect. PSUs may not be sold, transferred, pledged or assigned at any time.
ii.Payout of PSUs is based on the Company’s achievement of the performance goals over the Performance Period and continued service through the settlement date. .
iii.Dividend equivalent units accrued during the Performance Period will be reinvested in additional PSUs, which will be allocated to the same Performance Period and earned on the same basis as the underlying PSUs.
3.Payment of Withholding Taxes. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including FICA obligation in the United States and any social tax obligations for any non-U.S. jurisdiction) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan.
4.Method of Determining Actual Award
    (a) RSUs: As soon as reasonably practicable after the Vesting Date (but in no event later than 15 days thereafter), the number of RSUs that have vested under this Award will be determined and you will receive, in settlement of the Award, a number of unrestricted shares of Company common stock equal to the number of RSUs that vest less shares withheld for taxes or the equivalent cash value.
(b) PSUs: As soon as reasonably practicable after the Performance Period, the number of PSUs to be paid under this Award will be determined by the Committee based on Company performance achievement. The decision by the Committee will be final, conclusive and binding upon all parties, including the Company, the shareowners and you. Following the Committee’s approval of the payout, you will receive unrestricted shares of Company common stock equal to the number of PSUs payable to you on the vest date.
5.Pro-Ration of Awards
(a) RSUs: You will receive prorated RSUs in the following events: (i) termination of your employment if you are eligible for a termination allowance (including any required agreement and release); (ii) termination of your employment as a result of the Company’s divestiture of your business; (iii) death; (iv) Disability; or (v) voluntary resignation after retirement eligibility as defined in the Plan. In these events, you (or, if applicable your beneficiary or estate) will receive the number of RSUs, prorated based on service during the Vesting Period, payable on the first day of the month following the date of termination.
(b) PSUs: You will receive prorated PSUs in the following events: (i) termination of your employment if you are eligible for a termination allowance (including any required agreement and release); (ii) termination of your employment as a result of the Company’s divestiture of your business; (iii) voluntary resignation after retirement eligibility as defined in the Plan; (iv) death; or (v) Disability. In the event of (i) termination of your employment if you are eligible for a termination allowance (including any required agreement and release); (ii) termination of your employment as a result of the Company’s divestiture of your business; or (iii) voluntary resignation after retirement eligibility as defined in the Plan, you will receive prorated PSUs based on service during the Performance Period payable at the end of the Performance Period at actual Company performance. In the event of termination of employment due to (i) death or (ii) Disability, you (or, if applicable your beneficiary or estate) will receive PSUs

Exhibit 10.19
prorated based on service during the Performance Period payable, on the first day of the month following the date of termination at target.
6.Forfeiture and Cancellation of Awards: Your Award will be forfeited and cancelled upon termination of employment for the following reasons: (i) Cause, (ii) voluntary resignation before retirement eligibility, (iii) violation of a restricted covenant agreement, such as a Non-Competition, Non-Solicitation or Confidentiality Agreement, or (iv) your Misconduct. Your award may also be forfeited in the event of your refusal to sign any required termination agreement and release in connection with the payment of a termination allowance.
7.Change in Control: Except as may be provided in the Executive Severance Plan, in the event of a Change in Control of the Company, the Award will be treated as described in the Administrative Guidelines for the Plan.
8.Clawback for Financial Restatement: In the event the Company’s financial statements are required to be restated as a result of errors, omissions or fraud, the Company may recover all or a portion of any Award with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement.
9.Clawback for Misconduct by Executive Officer: In the event the Committee determines that a Senior Vice President or, the independent members of the Board in the case of the Chief Executive Officer has failed to abide by (i) any material provision in the Company’s Code of Conduct or (ii) the provisions of any Non-Competition, Non-Solicitation or Confidentiality Agreement or other restrictive covenant in any agreement by and between the Company or any Affiliate and the Executive Officer, all RSUs and PSUs that have not been settled as of the date of such determination (and all rights arising from such RSUs and PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company. The Board or Committee, as appropriate, may in its sole discretion within three years following payment or vesting of any LTIP award granted to an Executive Officer, require reimbursement or recoupment of all or a portion of such LTIP award.
10. Changes in Stock. In the event of any stock dividend, split, reclassification or other analogous change in capitalization, or any distribution (other than regular cash dividends) to holders of the Company’s common stock, the Committee will make such adjustments, if any, as it deems to be equitable in the number of RSUs and PSUs awarded to you.
11.Other Terms and Conditions
(a)The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareowner approval, subject to certain limitations described in the plan. Further, the granting of an Award is discretionary by the Company. The Company may change the eligibility or other provisions of the Plan with Committee approval at any time.
(b)You (or your estate or beneficiary) will promptly provide all information related to this Award that is requested by the Company for its tax returns.
(c)You (and your surviving spouse, beneficiary, executor, administrator, heirs, successors or assigns) hereby agree to accept as binding, conclusive and final all decisions that are made by the Committee with respect to interpretations of the terms and condition of the Plan or this Award and with respect to any questions or disputes arising under the Plan or this Award.
(d)Participation in the Plan and receipt of this Award will not give you any right to a subsequent award, or any right to continued employment by the Company for any period, nor will the granting of an Award give the Company any right to your continued services for any period. You understand that this Award is in addition to, and not a part of, your annual salary.
(e)You agree that if execution of one or more restrictive covenant agreements is required, this Award will be contingent upon your execution of such agreement(s).
(f)This Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and will be interpreted in accordance with such intent.